Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 3rd QUARTER 2019 RESULTS

PHILADELPHIA - October 24, 2019… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended September 30, 2019, including Cable Communications, NBCUniversal and Sky.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “We delivered excellent results in the third quarter, surpassing 55 million customer relationships and generating strong pro forma growth in adjusted EBITDA and double-digit growth in adjusted EPS. We continued our long track record of highly-profitable growth, while also investing in our businesses to further strengthen our leading competitive position. Cable had its highest third quarter broadband net additions in 10 years, which drove its best quarterly net additions in total customer relationships on record; NBC ranked #1 in primetime for the sixth consecutive 52-week season; and Sky’s channels had a 10% increase in household viewership. These and our many other accomplishments during the quarter underscore our strategic focus on innovation and providing our customers with superior products, services and experiences. Together, with our leading scale in high-value customer relationships and premium content, we are strategically positioned to thrive in our evolving global industry."

($ in millions, except per share data)
	3rd Quarter			Year to Date
Consolidated Results	2018 [5]	2019	Growth	2018 [5]	2019	Growth

Revenue	$22,135	$26,827	21.2%	$66,661	$80,544	20.8%
Net Income Attributable to Comcast	$2,886	$3,217	11.5%	$9,220	$9,895	7.3%
Adjusted EBITDA[1]	$7,313	$8,553	17.0%	$21,974	$25,822	17.5%
Earnings per Share[2]	$0.62	$0.70	12.9%	$1.98	$2.15	8.6%
Earnings per Share, Adjusted Basis[3] (see Table 5)	$0.68	$0.79	16.2%	$2.02	$2.33	15.3%
Net Cash Provided by Operating Activities	$5,970	$5,191	(13.0%)	$18,507	$19,462	5.2%
Free Cash Flow[4]	$3,141	$2,072	(34.0%)	$10,525	$10,910	3.7%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated 3rd Quarter 2019 Highlights:

•	Consolidated Adjusted EBITDA Increased 17.0%
•	Earnings per Share Increased 16.2% to $0.79, on an Adjusted Basis
•	Generated Free Cash Flow of $2.1 Billion

Cable Communications 3rd Quarter 2019 Highlights:

•	Cable Communications Adjusted EBITDA Increased 6.7% and Adjusted EBITDA per Customer Relationship Increased 3.2%
•	Total Customer Relationships Increased 3.4% Year-Over-Year to 31.2 Million, Including Net Additions of 309,000 in the Quarter
•	High-Speed Internet Residential Revenue Increased 9.3%; Business Services Revenue Increased 9.3%; Total High-Speed Internet Customers Increased by 379,000

NBCUniversal 3rd Quarter 2019 Highlights:

•	NBCUniversal Adjusted EBITDA Increased 1.6%, Despite Expected Difficult Studio Comparisons at TV and Film
•	Broadcast Television Adjusted EBITDA Increased 5.1%
•	NBC Ranked #1 in Primetime Among Adults 18-49 for the 2018-2019 Season for the Sixth Consecutive Year

Sky 3rd Quarter 2019 Highlights:

•	Sky Adjusted EBITDA Increased 38.3% on a Pro Forma Basis; Excluding the Impact of Currency, Adjusted EBITDA Increased 46.0% on a Pro Forma Basis
•	Total Customer Relationships Increased 2.1% Year-Over-Year to 23.9 Million, With Net Additions of 482,000 in the Last Twelve Months

Consolidated Financial Results

The comparability of our consolidated results was impacted by the fourth quarter 2018 Sky transaction. Sky’s results of operations are included in our consolidated financial statements following the acquisition date.

Consolidated Revenue for the third quarter of 2019 increased 21.2% to $26.8 billion. Consolidated Net Income Attributable to Comcast increased 11.5% to $3.2 billion. Consolidated Adjusted EBITDA increased 17.0% to $8.6 billion.

For the nine months ended September 30, 2019, consolidated revenue increased 20.8% to $80.5 billion compared to 2018. Consolidated net income attributable to Comcast increased 7.3% to $9.9 billion. Consolidated Adjusted EBITDA increased 17.5% to $25.8 billion.

Earnings per Share (EPS) for the third quarter of 2019 was $0.70, an increase of 12.9% compared to the third quarter of 2018. On an adjusted basis, EPS increased 16.2% to $0.79 (see Table 5).

For the nine months ended September 30, 2019, EPS was $2.15, a 8.6% increase compared to the prior year. On an adjusted basis, EPS increased 15.3% to $2.33 (see Table 5).

Capital Expenditures increased 5.3% to $2.5 billion in the third quarter of 2019. Cable Communications’ capital expenditures decreased 6.7% to $1.8 billion. NBCUniversal’s capital expenditures increased 24.7% to $505 million. Sky had capital expenditures of $104 million.

For the nine months ended September 30, 2019, capital expenditures increased 3.9% to $6.9 billion compared to 2018. Cable Communications' capital expenditures decreased 11.7% to $4.8 billion. NBCUniversal's capital expenditures increased 26.1% to $1.4 billion. Sky had capital expenditures of $540 million.

Net Cash Provided by Operating Activities was $5.2 billion in the third quarter of 2019. Free Cash Flow was $2.1 billion (see Table 4).

For the nine months ended September 30, 2019, net cash provided by operating activities was $19.5 billion. Free cash flow was $10.9 billion (see Table 4).

Dividends paid during the third quarter of 2019 totaled $955 million.

Consolidated Pro Forma Financial Results

Pro forma results are presented as if the Sky transaction occurred on January 1, 2017. The pro forma amounts are based on historical results of operations and are primarily adjusted for the allocation of purchase price and excluding costs directly related to the transaction. These amounts are not necessarily indicative of what our results would have been had we operated Sky since January 1, 2017 (see Table 7 for reconciliations of pro forma financial data).

Consolidated Pro Forma Revenue for the third quarter of 2019 was consistent with the prior year period at $26.8 billion. Consolidated Pro Forma Adjusted EBITDA increased 7.4% to $8.6 billion.

For the nine months ended September 30, 2019, consolidated pro forma revenue decreased 0.9% to $80.5 billion compared to 2018. Consolidated Pro Forma Adjusted EBITDA increased 7.2% to $25.8 billion.

Cable Communications

($ in millions)
	3rd Quarter			Year to Date
	2018 [6]	2019	Growth	2018 [6]	2019	Growth
Cable Communications Revenue
High-Speed Internet	$4,321	$4,721	9.3%	$12,740	$13,961	9.6%
Video	5,591	5,541	(0.9%)	16,878	16,763	(0.7%)
Voice	982	963	(1.9%)	2,982	2,935	(1.6%)
Wireless	236	326	38.1%	623	795	27.6%
Business Services	1,803	1,971	9.3%	5,290	5,795	9.5%
Advertising	684	603	(11.9%)	1,932	1,766	(8.6%)
Other	406	459	13.4%	1,193	1,299	8.8%
Cable Communications Revenue	$14,023	$14,584	4.0%	$41,638	$43,314	4.0%

Cable Communications Adjusted EBITDA	$5,434	$5,801	6.7%	$16,100	$17,383	8.0%
Adjusted EBITDA Margin	38.8%	39.8%		38.7%	40.1%

Cable Communications Capital Expenditures	$1,945	$1,814	(6.7%)	$5,403	$4,771	(11.7%)
Percent of Cable Communications Revenue	13.9%	12.4%		13.0%	11.0%

Beginning in the first quarter of 2019, Cable Communications results include our wireless phone service and certain other business development initiatives which were previously presented in Corporate and Other. Prior periods have been adjusted to reflect this presentation.

Revenue for Cable Communications increased 4.0% to $14.6 billion in the third quarter of 2019, driven primarily by increases in high-speed internet, business services and wireless revenue. High-speed internet revenue increased 9.3%, driven by an increase in the number of residential high-speed internet customers and rate adjustments. Business services revenue increased 9.3%, due to increases in the number of customers receiving our services and rate adjustments. Wireless revenue increased 38.1%, reflecting an increase in the number of customer lines. Other revenue increased 13.4%, driven by the timing of X1 licensing revenue and higher security and automation services revenue. Advertising revenue decreased 11.9%, primarily reflecting a decrease in political advertising revenue. Excluding political advertising revenue, advertising revenue increased 1.2%. Video revenue decreased 0.9%, reflecting a decrease in the number of residential video customers, partially offset by rate adjustments. Voice revenue decreased 1.9%, primarily due to a decrease in the number of residential voice customers.

For the nine months ended September 30, 2019, Cable revenue increased 4.0% to $43.3 billion compared to 2018, driven by growth in high-speed internet, business services, wireless and other revenue, partially offset by a decrease in advertising, video and voice revenue.

Total Customer Relationships increased by 309,000 to 31.2 million in the third quarter of 2019. Residential customer relationships increased by 288,000 and business customer relationships increased by 21,000. At the end of the third quarter, 65.6% of our residential customers received at least two Xfinity products. Total high-speed internet customer net additions were 379,000, total video customer net losses were 238,000, total voice customer net losses were 53,000 and total security and automation customer net additions were 8,000. In addition, Cable Communications added 204,000 wireless lines in the quarter.

(in thousands)
			Net Additions
	3Q18 [6]	3Q19	3Q18 [6]	3Q19
Customer Relationships
Residential Customer Relationships	27,869	28,797	270	288
Business Services Customer Relationships	2,274	2,377	30	21
Total Customer Relationships	30,143	31,173	299	309

Residential Customer Relationships Mix
One Product Residential Customers	8,864	9,905	270	379
Two Product Residential Customers	8,958	8,915	(22)	(38)
Three or More Product Residential Customers	10,047	9,977	22	(53)

Residential High-Speed Internet Customers	24,774	25,990	334	359
Business Services High-Speed Internet Customers	2,098	2,197	29	20
Total High-Speed Internet Customers	26,871	28,186	363	379

Residential Video Customers	20,978	20,421	(95)	(222)
Business Services Video Customers	1,037	983	(11)	(16)
Total Video Customers	22,015	21,403	(106)	(238)

Residential Voice Customers	10,164	9,945	(49)	(63)
Business Services Voice Customers	1,283	1,334	13	10
Total Voice Customers	11,447	11,278	(35)	(53)

Total Security and Automation Customers	1,277	1,365	42	8

Total Wireless Lines	1,009	1,791	228	204

Adjusted EBITDA for Cable Communications increased 6.7% to $5.8 billion in the third quarter of 2019, reflecting higher revenue, partially offset by a 2.3% increase in operating expenses. Non-programming expenses increased 3.6%, primarily reflecting higher technical and product support expenses. Non-programming expenses per customer relationship was consistent with the prior year period. Programming costs were consistent with the prior year period due to the timing of programming contract renewals and video subscriber declines. This quarter's Adjusted EBITDA per customer relationship increased 3.2%, and Adjusted EBITDA margin was 39.8% compared to 38.8% in the third quarter of 2018. Cable Communications results include a loss of $94 million from our wireless business, compared to a loss of $178 million in the prior period.

For the nine months ended September 30, 2019, Cable Adjusted EBITDA increased 8.0% to $17.4 billion compared to 2018, driven by higher revenue, partially offset by a 1.5% increase in operating expenses. The higher expenses were due to a 1.5% increase in non-programming expenses and a 1.6% increase in programming costs. For the nine months ended September 30, 2019, Adjusted EBITDA per customer relationship increased 4.3%, and Adjusted EBITDA margin was 40.1% compared to 38.7% in 2018. Cable Communications results include a loss of $285 million from our wireless business, compared to a loss of $552 million in the prior period.

Capital Expenditures for Cable Communications decreased 6.7% to $1.8 billion in the third quarter of 2019. Cable capital expenditures represented 12.4% of Cable revenue in the third quarter of 2019 compared to 13.9% in last year's third quarter.

For the nine months ended September 30, 2019, Cable capital expenditures decreased 11.7% to $4.8 billion. Cable capital expenditures represented 11.0% of Cable revenue compared to 13.0% in 2018.

NBCUniversal

($ in millions)
	3rd Quarter			Year to Date
	2018 [6]	2019	Growth	2018 [6]	2019	Growth
NBCUniversal Revenue
Cable Networks	$2,850	$2,771	(2.8%)	$8,881	$8,586	(3.3%)
Excluding Olympics (see Table 6)				8,503	8,586	1.0%
Broadcast Television	2,452	2,230	(9.1%)	8,340	7,099	(14.9%)
Excluding Olympics and Super Bowl (see Table 6)				7,147	7,099	(0.7%)
Filmed Entertainment	1,819	1,706	(6.2%)	5,176	4,931	(4.7%)
Theme Parks	1,528	1,631	6.8%	4,170	4,371	4.8%
Headquarters, other and eliminations	(53)	(43)	NM	(201)	(173)	NM
NBCUniversal Revenue	$8,596	$8,295	(3.5%)	$26,366	$24,814	(5.9%)

NBCUniversal Adjusted EBITDA
Cable Networks	$959	$955	(0.4%)	$3,389	$3,418	0.9%
Broadcast Television	321	338	5.1%	1,245	1,259	1.1%
Filmed Entertainment	214	195	(8.7%)	555	742	33.7%
Theme Parks	725	731	0.9%	1,789	1,819	1.7%
Headquarters, other and eliminations	(162)	(128)	NM	(500)	(486)	NM
NBCUniversal Adjusted EBITDA	$2,057	$2,091	1.6%	$6,478	$6,752	4.2%
NM=comparison not meaningful.

Revenue for NBCUniversal decreased 3.5% to $8.3 billion in the third quarter of 2019. Adjusted EBITDA increased 1.6% to $2.1 billion.

For the nine months ended September 30, 2019, NBCUniversal revenue decreased 5.9% to $24.8 billion compared to last year's results, which included an incremental $1.6 billion of revenue generated by the broadcasts of the 2018 PyeongChang Olympics and the NFL's Super Bowl LII at our TV Businesses. Adjusted EBITDA increased 4.2% to $6.8 billion.

Cable Networks

Cable Networks revenue decreased 2.8% to $2.8 billion in the third quarter of 2019, reflecting lower content licensing and other revenue, partially offset by higher distribution revenue. Content licensing and other revenue declined 27.2%, due to the timing of content provided under licensing agreements. Distribution revenue increased 1.6%, primarily due to contractual rate increases and the timing of contract renewals, partially offset by a decline in subscribers. Advertising revenue was consistent with the prior year period, reflecting higher rates, offset by audience ratings declines. Adjusted EBITDA of $955 million in the third quarter of 2019 was consistent with the prior year period, as lower revenue was offset by a decrease in programming and production costs.

For the nine months ended September 30, 2019, revenue from the Cable Networks segment decreased 3.3% to $8.6 billion compared to 2018, reflecting lower content licensing and other, advertising and distribution revenue. Excluding $378 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018, Cable Networks revenue increased 1.0% (see Table 6). Adjusted EBITDA increased 0.9% to $3.4 billion compared to 2018, reflecting lower revenue, offset by a decrease in operating costs and expenses, including programming and production costs, due to the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018.

Broadcast Television

Broadcast Television revenue decreased 9.1% to $2.2 billion in the third quarter of 2019, reflecting a decrease in advertising and content licensing revenue, partially offset by increased distribution and other revenue. Advertising revenue decreased 12.1%, primarily due to the absence of revenue generated by Telemundo's broadcast of the 2018 FIFA World Cup RussiaTM. Content licensing revenue decreased 17.0%, reflecting the timing of content provided under licensing agreements. Distribution and other revenue increased 5.8%, primarily due to higher retransmission consent fees. Adjusted EBITDA increased 5.1% to $338 million in the third quarter of 2019, reflecting lower revenue more than offset by a decrease in programming and production costs, primarily due to Telemundo's broadcast of the 2018 FIFA World Cup RussiaTM.

For the nine months ended September 30, 2019, revenue from the Broadcast Television segment decreased 14.9% to $7.1 billion compared to 2018, primarily reflecting a decrease in advertising revenue. Excluding $770 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018 and $423 million of revenue generated by the broadcast of the NFL's Super Bowl LII in the first quarter of 2018, Broadcast Television revenue decreased 0.7% compared to 2018 (see Table 6). Adjusted EBITDA increased 1.1% to $1.3 billion compared to 2018, with lower revenue more than offset by a decrease in programming and production costs, primarily due to decreased sports programming costs associated with the broadcasts of the 2018 PyeongChang Olympics and the NFL's Super Bowl LII in the first quarter of 2018.

Filmed Entertainment

Filmed Entertainment revenue decreased 6.2% to $1.7 billion in the third quarter of 2019, reflecting lower home entertainment and theatrical revenue. Home entertainment revenue decreased 28.5%, reflecting the success of Jurassic World: Fallen Kingdom in last year's third quarter, partially offset by the performance of The Secret Life of Pets 2 in this year's third quarter. Theatrical revenue decreased 8.8%, reflecting the volume and strength of releases in last year's third quarter, including Jurassic World: Fallen Kingdom and Mamma Mia! Here We Go Again, partially offset by the performance of Fast & Furious Presents: Hobbs & Shaw in this year's third quarter. Adjusted EBITDA decreased 8.7% to $195 million in the third quarter of 2019, reflecting lower revenue, partially offset by lower programming and production costs.

For the nine months ended September 30, 2019, revenue from the Filmed Entertainment segment decreased 4.7% to $4.9 billion compared to 2018, primarily reflecting lower theatrical revenue, partially offset by higher content licensing revenue. Adjusted EBITDA increased 33.7% to $742 million compared to 2018, reflecting lower revenue more than offset by lower programming and production costs.

Theme Parks

Theme Parks revenue increased 6.8% to $1.6 billion in the third quarter of 2019, primarily reflecting higher attendance due, in part, to severe weather and natural disasters that negatively impacted attendance in Japan in the third quarter of 2018. Adjusted EBITDA increased 0.9% to $731 million in the third quarter of 2019, reflecting an increase in revenue, partially offset by higher operating expenses.

For the nine months ended September 30, 2019, revenue from the Theme Parks segment increased 4.8% to $4.4 billion compared to 2018, primarily due to increases in attendance. Adjusted EBITDA increased 1.7% to $1.8 billion compared to 2018, reflecting an increase in revenue, partially offset by higher operating expenses.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended September 30, 2019, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $128 million, compared to a loss of $162 million in the third quarter of 2018, due to the timing of expenses with prior quarters.

For the nine months ended September 30, 2019, NBCUniversal Headquarters, Other and Eliminations adjusted EBITDA loss was $486 million compared to a loss of $500 million in 2018.

Sky

Pro forma results are presented as if the Sky transaction occurred on January 1, 2017. The pro forma amounts are based on historical results of operations and are primarily adjusted for the allocation of purchase price and excluding costs directly related to the transaction. These amounts are not necessarily indicative of what our results would have been had we operated Sky since January 1, 2017, (see Table 7 for reconciliations of pro forma financial data).

($ in millions) (pro forma)
	3rd Quarter				Year to Date
	2018	2019	Growth	Constant Currency Growth[7]	2018	2019	Growth	Constant Currency Growth[7]
Sky Revenue
Direct-to-Consumer	$3,920	$3,793	(3.2%)	1.9%	$12,101	$11,516	(4.8%)	1.1%
Content	288	315	9.4%	15.4%	885	1,061	20.0%	26.9%
Advertising	545	446	(18.2%)	(13.8%)	1,807	1,602	(11.3%)	(6.0%)
Sky Revenue	$4,753	$4,554	(4.2%)	0.9%	$14,793	$14,179	(4.1%)	1.8%

Sky Operating Costs and Expenses	$4,103	$3,655	(10.9%)	(6.2%)	$12,664	$11,845	(6.5%)	(0.7%)

Sky Adjusted EBITDA	$650	$899	38.3%	46.0%	$2,129	$2,334	9.6%	16.7%
Adjusted EBITDA Margin	13.7%	19.7%			14.4%	16.5%

Pro Forma Revenue for Sky decreased 4.2% to $4.6 billion in the third quarter of 2019. Excluding the impact of currency, revenue increased 0.9%, driven by higher direct-to-consumer and content revenue, partially offset by lower advertising revenue. Direct-to-consumer revenue increased 1.9% to $3.8 billion, driven by an increase in customer relationships, partially offset by a decrease in average revenue per customer relationship. Content revenue increased 15.4% to $315 million, reflecting monetization of our slate of original programming and the wholesaling of sports programming. Advertising revenue decreased 13.8% to $446 million, reflecting an unfavorable impact from a change in legislation related to gambling advertisements in the UK and Italy, as well as overall market weakness.

For the nine months ended September 30, 2019, pro forma Sky revenue decreased 4.1% to $14.2 billion compared to 2018. Excluding the impact of currency, revenue increased 1.8%, reflecting growth in content and direct-to-consumer revenue, partially offset by lower advertising revenue.

Pro Forma Total Customer Relationships decreased by 99,000 to 23.9 million in the third quarter of 2019. For the nine months ended September 30, 2019, total customer relationships increased by 317,000.

(in thousands) (pro forma)
	Customers		Net Additions
	3Q18	3Q19	3Q18	3Q19
Total Customer Relationships	23,436	23,918	426	(99)

Pro Forma Adjusted EBITDA for Sky increased 38.3% to $899 million in the third quarter of 2019. Excluding the impact of currency, Adjusted EBITDA increased 46.0%, reflecting higher revenue and lower operating expenses.

For the nine months ended September 30, 2019, pro forma Sky Adjusted EBITDA increased 9.6% to $2.3 billion compared to 2018. Excluding the impact of currency, Adjusted EBITDA increased 16.7%.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations and Comcast Spectacor, as well as eliminations among Comcast's businesses. For the quarter ended September 30, 2019, the Corporate, Other and Eliminations Adjusted EBITDA6 loss was $238 million, an increase of $60 million compared to 2018, primarily driven by start up costs associated with Peacock and increased intercompany eliminations.

For the nine months ended September 30, 2019, the Corporate, Other and Eliminations Adjusted EBITDA6 loss was $647 million, an increase of $43 million compared to 2018.

Notes:
1	We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measures.

2	All earnings per share amounts are presented on a diluted basis.

3	In first quarter 2019, we changed our presentation of Adjusted EPS to also exclude amortization expense for acquisition-related intangible assets. Adjusted EPS is a non-GAAP financial measure that is defined as our diluted earnings per common share attributable to Comcast Corporation shareholders adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliation of non-GAAP financial measures.

4	We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measures.

5	Consolidated financial results include Sky results for periods following the acquisition on October 9, 2018.

6	Beginning in the first quarter of 2019, Comcast Cable's wireless phone service and certain other Cable-related business development initiatives are now presented in the Cable Communications segment. Results were previously presented in Corporate and Other. Prior periods have been adjusted to reflect this presentation. To be consistent with our current management reporting presentation, certain 2018 operating results were reclassified related to certain NBCUniversal businesses now presented in the Sky segment.

7	Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 8 for reconciliation of Sky's constant currency growth.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, October 24, 2019 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 8088543. A replay of the call will be available starting at 12:00 p.m. ET on October 24, 2019, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, October 31, 2019 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 8088543.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Greg Horn	(215) 286-8347	John Demming	(215) 286-8011
Jane Kearns	(215) 286-4794

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with three primary businesses: Comcast Cable, NBCUniversal, and Sky. Comcast Cable is one of the United States’ largest high-speed internet, video, and phone providers to residential customers under the Xfinity brand, and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the Xfinity brand. NBCUniversal is global and operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts. Sky is one of Europe's leading media and entertainment companies, connecting customers to a broad range of video content through its pay television services. It also provides communications services, including residential high-speed internet, phone, and wireless services. Sky operates the Sky News broadcast network and sports and entertainment networks, produces original content, and has exclusive content rights.

Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2018	2019	2018	2019
Revenue	$22,135	$26,827	$66,661	$80,544

Programming and production	6,711	8,316	20,440	25,140
Other operating and administrative	6,444	8,090	19,323	24,076
Advertising, marketing and promotion	1,667	1,901	4,924	5,674
Adjustments(1)	—	(33)	—	(168)
	14,822	18,274	44,687	54,722

Adjusted EBITDA(1)	7,313	8,553	21,974	25,822

Adjustments(1)	—	33	—	168
Depreciation expense	2,038	2,124	6,070	6,561
Amortization expense	580	1,056	1,750	3,215
Other operating gains	(141)	—	(341)	—
	2,477	3,213	7,479	9,944

Operating income	4,836	5,340	14,495	15,878

Interest expense	(830)	(1,167)	(2,413)	(3,454)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(76)	(355)	(56)	(295)
Realized and unrealized gains (losses) on equity securities, net	(38)	174	(50)	582
Other income (loss), net	3	71	198	224
	(111)	(110)	92	511

Income before income taxes	3,895	4,063	12,174	12,935

Income tax expense	(999)	(775)	(2,894)	(2,812)

Net income	2,896	3,288	9,280	10,123

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	10	71	60	228

Net income attributable to Comcast Corporation	$2,886	$3,217	$9,220	$9,895

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.62	$0.70	$1.98	$2.15

Diluted weighted-average number of common shares	4,619	4,619	4,655	4,606

(1) See Table 4 for a reconciliation of non-GAAP financial measures.

TABLE 2 Consolidated Statement of Cash Flows (Unaudited)

	Nine Months Ended
(in millions)	September 30,
	2018	2019

OPERATING ACTIVITIES
Net income	$9,280	$10,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other operating gains	7,479	9,776
Share-based compensation	607	790
Noncash interest expense (income), net	289	310
Net (gain) loss on investment activity and other	118	(166)
Deferred income taxes	877	468
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(225)	360
Film and television costs, net	64	(321)
Accounts payable and accrued expenses related to trade creditors	(85)	(1,149)
Other operating assets and liabilities	103	(729)

Net cash provided by operating activities	18,507	19,462

INVESTING ACTIVITIES
Capital expenditures	(6,607)	(6,866)
Cash paid for intangible assets	(1,375)	(1,686)
Acquisitions and construction of real estate properties	(129)	(40)
Construction of Universal Beijing Resort	(257)	(736)
Acquisitions, net of cash acquired	(88)	(181)
Proceeds from sales of businesses and investments	127	208
Purchases of investments	(840)	(1,697)
Other	579	86

Net cash provided by (used in) investing activities	(8,590)	(10,912)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	2,909	(1,288)
Proceeds from borrowings	9,850	516
Proceeds from collateralized obligation	—	5,175
Repurchases and repayments of debt	(4,405)	(9,975)
Repurchases of common stock under repurchase program and employee plans	(4,282)	(432)
Dividends paid	(2,487)	(2,778)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(209)	(235)
Other	(242)	191

Net cash provided by (used in) financing activities	1,134	(8,826)

Impact of foreign currency on cash, cash equivalents and restricted cash	—	(31)

Increase (decrease) in cash, cash equivalents and restricted cash	11,051	(307)

Cash, cash equivalents and restricted cash, beginning of period	3,571	3,909

Cash, cash equivalents and restricted cash, end of period	$14,622	$3,602

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	September 30,
	2018	2019
ASSETS

Current Assets
Cash and cash equivalents	$3,814	$3,507
Receivables, net	11,104	10,684
Programming rights	3,746	3,457
Other current assets	3,184	4,675
Total current assets	21,848	22,323

Film and television costs	7,837	8,647

Investments	7,883	7,473

Investment securing collateralized obligation	—	816

Property and equipment, net	44,437	46,790

Franchise rights	59,365	59,365

Goodwill	66,154	66,913

Other intangible assets, net	38,358	35,164

Other noncurrent assets, net	5,802	8,883

	$251,684	$256,374

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$8,494	$10,198
Accrued participations and residuals	1,808	1,615
Deferred revenue	2,182	2,944
Accrued expenses and other current liabilities	10,721	10,193
Current portion of long-term debt	4,398	1,039
Total current liabilities	27,603	25,989

Long-term debt, less current portion	107,345	99,847

Collateralized obligation	—	5,165

Deferred income taxes	27,589	27,992

Other noncurrent liabilities	15,329	16,853

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,316	1,368

Equity
Comcast Corporation shareholders' equity	71,613	78,144
Noncontrolling interests	889	1,016
Total equity	72,502	79,160

	$251,684	$256,374

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2019	2018	2019
Net income attributable to Comcast Corporation	$2,886	$3,217	$9,220	$9,895
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	10	71	60	228
Income tax expense	999	775	2,894	2,812
Interest expense	830	1,167	2,413	3,454
Investment and other (income) loss, net (1)	111	110	(92)	(511)
Depreciation, amortization and other operating gains	2,477	3,180	7,479	9,776
Adjustments (2)	—	33	—	168
Adjusted EBITDA	$7,313	$8,553	$21,974	$25,822

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2019	2018	2019
Net cash provided by operating activities	$5,970	$5,191	$18,507	$19,462
Capital expenditures	(2,384)	(2,511)	(6,607)	(6,866)
Cash paid for capitalized software and other intangible assets	(445)	(608)	(1,375)	(1,686)
Total Free Cash Flow	$3,141	$2,072	$10,525	$10,910

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2018	2019	2018	2019
Adjusted EBITDA	$7,313	$8,553	$21,974	$25,822
Capital expenditures	(2,384)	(2,511)	(6,607)	(6,866)
Cash paid for capitalized software and other intangible assets	(445)	(608)	(1,375)	(1,686)
Cash interest expense	(886)	(1,056)	(2,240)	(3,167)
Cash taxes	(910)	(856)	(1,533)	(2,490)
Changes in operating assets and liabilities	181	(1,765)	(511)	(1,670)
Noncash share-based compensation	197	257	607	790
Other (3)	75	58	210	177
Total Free Cash Flow	$3,141	$2,072	$10,525	$10,910

(1)	Investment and other (income) loss, net, includes equity in net (income) losses of investees, net, realized and unrealized (gains) losses on equity securities, net, and other (income) loss, net.

(2)	Third quarter 2019 and 2019 year to date Adjusted EBITDA excludes $33 million and $168 million of other operating and administrative expense, respectively, related to the Sky transaction.

(3)	Third quarter 2019 and 2019 year to date include decreases of $33 million and $168 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

13

TABLE 5

Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2019		2018		2019
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation	$2,886	$0.62	$3,217	$0.70	$9,220	$1.98	$9,895	$2.15
Growth %			11.5%	12.9%			7.3%	8.6%
Amortization of acquisition-related intangible assets (1)	147	0.03	385	0.08	475	0.11	1,180	0.25
Investments (2)	—	—	141	0.03	(129)	(0.03)	(317)	(0.07)
Items affecting period-over-period comparability:
Income tax adjustments (3)	148	0.03	(125)	(0.03)	20	—	(125)	(0.03)
Gains and losses related to businesses and investments (4)	(105)	(0.02)	(20)	—	(301)	(0.06)	(96)	(0.02)
Loss on early redemption of debt (5)	—	—	42	0.01	—	—	42	0.01
Costs related to Sky transaction and Twenty-First Century Fox offer (6)	80	0.02	27	—	103	0.02	136	0.03
Purchase accounting adjustments (7)	—	—	—	—	—	—	39	0.01
Net income attributable to Comcast Corporation (excluding adjustments)	$3,156	$0.68	$3,667	$0.79	$9,388	$2.02	$10,754	$2.33
Growth %			16.2%	16.2%			14.5%	15.3%

(1)	Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted EPS.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2019	2018	2019
Amortization of acquisition-related intangible assets before income taxes	$198	$486	$639	$1,489
Amortization of acquisition-related intangible assets, net of tax	$147	$385	$475	$1,180

(2)	Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for our investments in Atairos and Hulu (following May 2019 transaction).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2019	2018	2019
Realized and unrealized (gains) losses on equity securities, net	$38	($174)	$50	($582)
Equity in net (income) losses of investees, net	(38)	363	(224)	155
Investments before income taxes	—	189	(174)	(427)
Investments, net of tax	$—	$141	($129)	($317)

(3)	3rd quarter 2019 net income attributable to Comcast Corporation includes $125 million of income tax benefits related to the impact of certain state tax law adjustments. 3rd quarter 2018 net income attributable to Comcast Corporation includes a $148 million income tax expense adjustment related to the impact of certain state tax law changes and federal tax reform. 2018 year to date net income attributable to Comcast Corporation also includes a $128 million net income tax benefit as a result of federal tax legislation enacted in 2018.

(4)	3rd quarter 2019 net income attributable to Comcast Corporation includes a gain of $60 million in other income, $45 million net of tax, related to our investment in Hulu and $34 million of other losses, $25 million net of tax, related to an impairment of an equity method investment. 2019 year to date net income attributable to Comcast Corporation also includes a gain of $159 million in other income, $118 million net of tax, related to our investment in Hulu and $56 million of other losses, $42 million net of tax, related to an impairment of an equity method investment. 3rd quarter 2018 net income attributable to Comcast Corporation includes $141 million of other operating gains, $105 million net of tax, related to the sale of a business in our Filmed Entertainment segment. 2018 year to date net income attributable to Comcast Corporation also includes $200 million of other operating gains, $148 million net of tax, resulting from the sale of a controlling interest in our arena management-related businesses and $64 million of other income, $48 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel.

(5)	3rd quarter 2019 net income attributable to Comcast Corporation includes $56 million of interest expense, $42 million net of tax, resulting from the early redemption of debt.

(6)	3rd quarter and year to date 2019 net income attributable to Comcast Corporation includes $33 million and $168 million of operating costs and expenses, $27 million and $136 million net of tax, respectively, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities. 3rd quarter 2018 net income attributable to Comcast Corporation includes $14 million of operating costs and expenses, $34 million of interest expense and $60 million of losses in other (income) loss, net, ($108 million in total, $80 million net of tax) related to the Sky transaction and the Twenty-First Century Fox offer. 2018 year to date net income attributable to Comcast Corporation includes $34 million of operating costs and expenses, $45 million of interest expense and $60 million of losses in other (income) loss, net, ($139 million in total, $103 million net of tax) related to the Sky transaction and the Twenty-First Century Fox offer.

(7)	2019 year to date net income attributable to Comcast Corporation includes $53 million of depreciation and amortization expense, $39 million net of tax, related to the 4th quarter 2018, as a result of adjustments to the purchase price allocation of Sky, primarily related to intangible assets and property and equipment.

Note: Minor differences may exist due to rounding.

TABLE 6

Reconciliation of Cable Networks Revenue Excluding 2018 Olympics (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2018	2019	Growth %		2018	2019	Growth %
Revenue	$2,850	$2,771	(2.8%	)	$8,881	$8,586	(3.3% )
2018 Olympics	—	—			(378)	—
Revenue excluding 2018 Olympics	$2,850	$2,771	(2.8%	)	$8,503	$8,586	1.0%

Reconciliation of Broadcast Television Revenue Excluding 2018 Olympics and 2018 Super Bowl (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2018	2019	Growth %		2018	2019	Growth %
Revenue	$2,452	$2,230	(9.1%	)	$8,340	$7,099	(14.9%	)
2018 Olympics	—	—			(770)	—
2018 Super Bowl	—	—			(423)	—
Revenue excluding 2018 Olympics and 2018 Super Bowl	$2,452	$2,230	(9.1%	)	$7,147	$7,099	(0.7%	)

Note: Minor differences may exist due to rounding.

15

TABLE 7 Reconciliation of As Reported to Pro Forma(1) Financial Information (Unaudited)

		Sky			Comcast

(in millions)
		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	As Reported	Adjustments(1)	Sky	As Reported	Adjustments(1)	Comcast
Three Months Ended September 30, 2018
Revenue	$—	$4,753	$4,753	$22,135	$4,689	$26,824
Operating costs and expenses and other	—	4,103	4,103	14,822	4,040	18,862
Adjusted EBITDA	$—	$650	$650	$7,313	$649	$7,962

Three Months Ended September 30, 2019
Revenue	$4,554	$—	$4,554	$26,827	$—	$26,827
Operating costs and expenses and other	3,655	—	3,655	18,274	—	18,274
Adjusted EBITDA	$899	$—	$899	$8,553	$—	$8,553

Growth Rates
Revenue	NM		(4.2%)	21.2%		—%
Operating costs and expenses and other	NM		(10.9%)	23.3%		(3.1%)
Adjusted EBITDA	NM		38.3%	17.0%		7.4%

Nine Months Ended September 30, 2018
Revenue	$—	$14,793	$14,793	$66,661	$14,578	$81,239
Operating costs and expenses and other	—	12,664	12,664	44,687	12,453	57,140
Adjusted EBITDA	$—	$2,129	$2,129	$21,974	$2,125	$24,099

Nine Months Ended September 30, 2019
Revenue	$14,179	$—	$14,179	$80,544	$—	$80,544
Operating costs and expenses and other	11,845	—	11,845	54,722	—	54,722
Adjusted EBITDA	$2,334	$—	$2,334	$25,822	$—	$25,822

Growth Rates
Revenue	NM		(4.1%)	20.8%		(0.9%)
Operating costs and expenses and other	NM		(6.5%)	22.5%		(4.2%)
Adjusted EBITDA	NM		9.6%	17.5%		7.2%

NM=comparison not meaningful.

(1)	Pro forma information is presented as if the Sky transaction occurred January 1, 2017. Our pro forma information is based on historical results of operations and are primarily adjusted for the effects of acquisition accounting and the elimination of costs and expenses directly attributable to the transaction, but does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Our pro forma information is not necessarily indicative of future results or what our results would have been had we operated Sky since January 1, 2017.

TABLE 8 Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

(in millions)	2018(1)	2019	Growth %	2018(1)	2019	Growth %

Direct-to-Consumer	$3,722	$3,793	1.9%	$11,395	$11,516	1.1%
Content	273	315	15.4%	835	1,061	26.9%
Advertising	517	446	(13.8%)	1,701	1,602	(6.0%)
Revenue	$4,512	$4,554	0.9%	$13,931	$14,179	1.8%
Operating costs and expenses	$3,895	$3,655	(6.2%)	$11,926	$11,845	(0.7%)
Adjusted EBITDA	$617	$899	46.0%	$2,005	$2,334	16.7%

(1)	2018 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.